Exhibit 23(i)
Consent of Independent Registered Public Accounting Firm
The Supervisory Board
Qimonda AG:
We consent to the use of our report dated November 13, 2006, with respect to the combined and consolidated balance sheets of Qimonda AG and subsidiaries as of September 30, 2005 and 2006, and the related combined and consolidated statements of operations, business / shareholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2006, incorporated by reference herein and to the reference to our firm under the heading “Experts” herein.

/s/ KPMG Deutsche Treuhand-Gesellschaft AG
Munich, Germany

September 10, 2007